Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Mexican Restaurants, Inc.
             Andrew J. Dennard
                 (713) 943-7574

Mexican Restaurants, Inc.
Announces Third Quarter Operating Results

Houston, Texas (November 9, 2006) For the third quarter ended October 1, 2006, Mexican Restaurants, Inc. (Nasdaq: CASA) reported net income of $375,389 or $0.10 per diluted share, compared with third quarter 2005 net income of $31,195 or $0.01 per diluted share. For the 39-week period ended October 1, 2006, the Company reported net income of $2,147,803 or $0.59 per diluted share, compared with net income of $1,208,516 or $0.32 per diluted share for the 39-week period of fiscal 2005.

During the third quarter of fiscal 2005, the Company estimates that it lost $1.0 million in revenues due to the impact of Hurricane Rita. Therefore, quarterly comparisons of same-store sales for the third quarter of fiscal 2006 required the use of actual 2005 sales up to September 22 and estimates for the final two weeks based on fiscal year 2004. The Company’s revenues for the third quarter of fiscal 2006 increased $1.3 million or 6.3% to $21.0 million compared with $19.8 million for the same quarter in fiscal 2005. Restaurant sales for third quarter 2006 increased $1.2 million or 6.3% to $20.8 million compared with $19.6 million for the third quarter of fiscal 2005. The increase in revenue reflects net new restaurant additions less a decline in same restaurant sales. For the third quarter ended October 1, 2006, total system same-restaurant sales decreased approximately 0.8%, Company-owned same-restaurant sales decreased approximately 0.9% and franchised-owned same restaurant sales decreased approximately 0.4%.

On a year-to-date basis, the Company’s revenue was up $4.1 million or 6.8% to $64.4 million compared with $60.3 million for the same 39-week period in fiscal 2005. Restaurant sales for the 39-week period ended October 1, 2006 increased $3.9 million or 6.6% to $63.7 million compared with $59.8 million for the same 39-week period of fiscal 2005. Approximately $2.1 million of the increase in restaurant sales reflects new restaurant additions, with the remainder of the increase reflecting positive same-restaurant sales growth. For the 39-week period ended October 1, 2006, total system same-restaurant sales increased approximately 0.9%, Company-owned same-restaurant sales increased approximately 1.7% and franchised-owned same-restaurant sales decreased approximately 1.9%.

Commenting on the Company’s third quarter results for fiscal 2006, Curt Glowacki, Chief Executive Officer, stated, “Despite solid fundamentals and continued improvements in service and value propositions, this has been a quarter with many challenges. Sales momentum slowed due to shrinking consumer discretionary spending, while profit margins were impacted by rising utility costs and higher insurance premiums due to Hurricane Rita. Notwithstanding, we are confident about our future with the acquisition of Mission Burritos, a new fast casual concept; and our cost control measures should insulate us from continued volatility in the marketplace. ”

Mexican Restaurants, Inc. operates and franchises 82 Mexican restaurants. The current system includes 63 Company-operated restaurants, 18 franchisee operated restaurants and one licensed restaurant.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating and discretionary spending habits; the risk of food-borne illness; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company. The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recently filed Annual Report and Form 10-K that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

Mexican Restaurants, Inc.

Mexican Restaurants, Inc. and Subsidiaries

Consolidated Statements of Income
(Unaudited)

	13-Week	13-Week	39-Week	39-Week
	Period Ended	Period Ended	Period Ended	Period Ended
	10/01/2006	10/02/2005	10/01/2006	10/02/2005
Revenues:
Restaurant sales	$20,832,658	$19,593,256	$63,733,466	$59,784,137
Franchise fees, royalties and other	195,503	179,382	629,116	532,456
Business interruption	-	-	59,621	-
	21,028,161	19,772,638	64,422,203	60,316,593

Costs and expenses:
Cost of sales	5,760,865	5,408,112	17,598,055	16,508,511
Labor	6,920,514	6,562,936	20,770,774	19,776,820
Restaurant operating expenses	5,174,645	4,779,591	15,043,981	13,935,315
General and administrative	1,703,966	1,671,393	5,403,634	5,177,406
Depreciation and amortization	830,417	704,492	2,375,155	2,050,882
Pre-opening costs	-	16,050	64,248	55,875
Restaurant closure costs	17,458	-	95,589	-
Hurricane Rita (gain) loss	-	274,328	(366,808)	274,328
(Gain) loss on sale of assets	7,729	158,868	(486)	292,261
	20,415,594	19,575,770	60,984,142	58,071,398

Operating income	612,567	196,868	3,438,061	2,245,195

Other income (expense):
Interest income	4,349	1,557	5,609	2,821
Interest expense	(109,230)	(136,437)	(308,222)	(423,152)
Other, net	21,244	31,320	68,686	90,429
	(83,637)	(103,560)	(233,927)	(329,902)

Income from continuing operations before income taxes	528,930	93,308	3,204,134	1,915,293
Income tax expense	153,541	25,011	1,056,331	614,768
Income from continuing operations	375,389	68,297	2,147,803	1,300,525

Discontinued Operations:
Loss from discontinued operations	-	(58,765)	-	(146,035)
Loss on sale of assets	-	(210)	-	(210)
Loss from discontinued operations before income taxes	-	(58,975)	-	(146,245)
Income tax benefit	-	21,873	-	54,236
Loss from discontinued operations	-	(37,102)	-	(92,009)

Net income	$375,389	$31,195	$2,147,803	$1,208,516

Basic income per share
Income from continuing operations	$0.11	$0.02	$0.63	$0.38
Loss from discontinued operations	-	(0.01)	-	(0.03)
Net income	$0.11	$0.01	$0.63	$0.35

Diluted income per share
Income from continuing operations	$0.10	$0.02	$0.59	$0.34
Loss from discontinued operations	-	(0.01)	-	(0.02)
Net income	$0.10	$0.01	$0.59	$0.32

Weighted average number of shares (basic)	3,400,944	3,435,787	3,386,965	3,422,807

Weighted average number of shares (diluted)	3,633,868	3,709,391	3,647,249	3,719,217